Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-54046 and 333-130126) on Form S-3 and the registration statements (No. 333-52120, 52122, 52124, 73052, 87722, 87726, 124619, 124620, 136176, 136177) on Form S-8 of Aetna Inc. of our reports dated February 28, 2008 with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Our reports with respect to the consolidated financial statements, and the related financial statement schedule, and the effectiveness of internal control over financial reporting refers to changes in accounting for employee benefit plans in 2006 and 2007 and uncertainty in income taxes and the Company's method of classifying investments in 2007.

/s/ KPMG LLP

Hartford, Connecticut
February 28, 2008